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                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                             SCHEDULE 13G
              Under the Securities Exchange Act of 1934
                        (Amendment No. _)<F*>

            NUVEEN MISSOURI PREMIUM INCOME MUNICIPAL FUND
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                           (Name of Issuer)

                     Common Stock, $.01 par value
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                    (Title of Class of Securities)

                                67060Q
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                            (CUSIP Number)

                          September 30, 1999
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       (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [   ]     Rule 13d-1(b)

     [ X ]     Rule 13d - 1(c)

     [   ]     Rule 13d-1(d)


[FN]
     <F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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------------------                                  -------------------
 CUSIP NO. 67060Q                                    PAGE 2 OF 5 PAGES
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=======================================================================
1    NAMES OF REPORTING PERSONS/
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     B. K. Werner
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) / /
                                                            (b) / /
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
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    NUMBER OF   5    SOLE VOTING POWER

     SHARES

  BENEFICIALLY

    OWNED BY              177,473

      EACH

   REPORTING

    PERSON

     WITH
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                6    SHARED VOTING POWER
                          - 0 -
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                7    SOLE DISPOSITIVE POWER
                          177,473
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                8    SHARED DISPOSITIVE POWER
                          - 0 -
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          177,473
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                     / /
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               8.24%<F*>
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12   TYPE OF REPORTING PERSON
               IN
=======================================================================


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------------------                                  -------------------
 CUSIP NO. 67060Q                                    PAGE 3 OF 5 PAGES
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Mr. Werner previously filed Schedule 13D to report his holdings and the holdings of The Onomea LP 2, a Missouri limited partnership. He now files Schedule 13G under the February 1998 Amendments to Regulation 13D-G. The Onomea LP 2 no longer has any holdings in the Issuer's equity securities.

ITEM 1.   (a)  Name of Issuer:

               Nuveen Missouri Premium Income Municipal Fund

          (b)  Address of Issuer's Principal Executive Offices:

               333 West Wacker Drive
               Chicago, Illinois  60606

ITEM 2.   (a)  Name of Person Filing:

               B. K. Werner

          (b)  Address of Principal Business Offices or, if none,
               Residence:

               c/o Safety National Casualty Corporation
               2043 Woodland Parkway
               St. Louis, Missouri  63146

          (c)  Citizenship:

               United States

          (d)  Title of Class of Securities:

               Common Stock, $.01 par value

          (e)  CUSIP Number:

               67060Q

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B) OR SECTION SECTION 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [   ] Broker or Dealer registered under Section 15 of
                    the Act (15 U.S.C. 78o)
          (b) [   ] Bank as defined in Section 3(a)(6) of the Act
                    (15 U.S.C. 78c)
          (c) [   ] Insurance Company as defined in Section 3(a)(19)
                    of the Act (15 U.S.C. 78c)
          (d) [   ] Investment Company registered under Section 8 of
                    the Investment Company Act of 1940 (15 U.S.C.
                    80 a-8)
          (e) [   ] An investment adviser in accordance with
                    240.13d-1(b)(1)(ii)(E)
          (f) [   ] An employee benefit plan or endowment fund in
                    accordance with Section 240.13d-1(b)(1)(ii)(F)



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 CUSIP NO. 67060Q                                    PAGE 4 OF 5 PAGES
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          (g) [   ] A parent holding company or control person in
                    accordance with Section 240.13d-1(b)(ii)(G)
          (h) [   ] A savings association as defined in Section 3(b)
                    of the Federal Deposit Insurance Act (12 U.S.C.
                    1813)
          (i) [   ] A church plan that is excluded from the
                    definition of an investment company under
                    Section 3(c)(14) of the Investment Company Act
                    of 1940 (15 U.S.C. 80a-3)
          (j) [   ] Group, in accordance with Section
                    240.13d-1(b)(1)(ii)(J)

          If this statement is filed pursuant to 240.13d-1(c), check this box [ X ]

ITEM 4.   OWNERSHIP.

          (a) Amount Beneficially Owned:

              177,473

          (b) Percent of Class:

              8.24%<F*>

          (c) Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote

                    177,473

              (ii)  Shared power to vote or to direct the vote

                    - 0 -

              (iii) Sole power to dispose or to direct the
                    disposition of

                    177,473

              (iv) Shared power to dispose or to direct the disposition of

                    - 0 -

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

              N/A



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 CUSIP NO. 67060Q                                    PAGE 5 OF 5 PAGES
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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.

              N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

              N/A

ITEM 10.  CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


                                                 10/9/99
                                   ------------------------------------
                                                  Date

                                              B. K. Werner
                                   ------------------------------------
                                               Signature

                                              B. K. Werner
                                   ------------------------------------
                                               Name/Title


[FN]
<F*>Computational Note:  Based upon 2,154,389 shares of Nuveen Missouri
    ------------------
    Premium Income Municipal Fund common stock, $.01 par value, issued and outstanding as of May 31, 1999.